EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: February 23, 2005

Central Vermont reports strong 2004 earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated 2004 earnings of $23.8 million today, or $1.90 per diluted share of common stock. This compares to 2003 earnings of $19.8 million, or $1.53 per diluted share of common stock.

For the fourth quarter of 2004, CV reported earnings of $3.8 million, or 34 cents per diluted share of common stock, compared to fourth quarter 2003 earnings of $4.8 million, or 37 cents per diluted share of common stock.

2004 Highlights

Both core utility operations and subsidiary Catamount Energy contributed positively to 2004 earnings. At the utility, purchased power costs were lower compared to 2003 due in large part to increased megawatt hours available to serve customers, or for resale, due to the termination of the power contract with subsidiary Connecticut Valley Electric Company ("CVEC"), whose assets were sold in the first quarter of 2004. The sale of the assets of CVEC also produced a significant one-time gain that was recorded as discontinued operations in the first quarter. The Company is also benefiting from lower interest expense due to second mortgage bond refinancing that occurred in August. Catamount continued to take advantage of opportunities to sell projects from its existing portfolio during 2004 while developing its wind energy business in the United States and United Kingdom.

"Our plan for growth through unregulated subsidiaries, work process improvements and modest growth in the core business is on track," President Bob Young said. "We continue to see improvements and progress quarter by quarter. We are also focused on bringing our Rate Case to a successful conclusion in the first quarter of 2005, with a careful balancing of customer and investor needs."

Rate Case Developments

As previously reported, the Company's rates are the subject of Vermont Public Service Board ("PSB") Docket No. 6946, Investigation into the Rates of Central Vermont Public Service Corporation for the Rate Year 2004 beginning April 1, 2004, and Docket No. 6988, Rate Increase of 5.01 percent for the Rate Year 2005 effective April 1, 2005. These dockets are referred to as the Company's "Rate Case."

On February 18, 2005, the PSB issued an Accounting Order that, among other things, allows the deferral of certain 2004 earnings of the Company. Specifically, the Accounting Order permits the Company to record any earnings achieved on its 2004 Vermont Electric Utility Operations in excess of an 11 percent Return on Equity ("ROE") as other regulatory liabilities. As required by the Accounting Order, the earnings to be deferred were calculated by the same method the Company used for determining and reporting over-earnings for 2001, 2002, and 2003 under a mandated earnings cap of 11 percent per a July 2001 PSB-approved rate order. Pursuant to the Accounting Order, the Company reduced 2004 Vermont utility earnings by $3.8 million pre-tax and recorded a related other regulatory liability for the same amount. This other regulatory liability shall be used or accounted for by the Company as the PSB shall determine in a final order in the Rate Case. A final decision from the PSB is expected on March 25, 2005.

The Company has acknowledged that the issuance of the Accounting Order does not create any expectations, set any precedent, or in any other way impair the PSB's ability to rule on the contested issues in the Rate Case. The Company cannot predict the outcome of the Rate Case at this time.

Yearly Performance Summary

Utility Business - Continuing Operations
Operating revenues decreased $3.8 million pre-tax, or 1.3 percent, due to the following factors:

  The Jan. 1, 2004 termination of the CVEC power contract decreased wholesale revenue by $10.4 million.
  Resale revenue increased $1.9 million due to higher average market prices, partially offset by fewer megawatts available for resale due to second quarter nuclear plant outages.
  Retail and firm sales increased $3.8 million (a 2 percent increase in volume) due to colder weather in the winter months.
  Other operating revenues increased $0.9 million due to service billings related to mutual aid work in Florida, and higher transmission and pole attachment revenue.

Purchased power expense increased $12.7 million pre-tax, or 8.3 percent, due to the following factors:

  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, the Company recorded a $14.4 million pre-tax loss accrual related to termination of the power contract with CVEC. This represents management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. As required by GAAP, the loss accrual will be reversed and amortized against power expense on a straight-line basis through 2015, which represents the estimated life of the power contracts that were in place to source the CVEC power contract. In 2004, monthly reversals reduced purchased power expense by $1.2 million, for a net impact of $13.2 million.
  Purchases under long-term power contracts decreased $7.3 million due to Vermont Yankee plant outages during the second quarter of 2004 and fewer Hydro-Quebec deliveries, partially offset by higher output from Independent Power Producers.
  Short-term purchases increased $6.6 million primarily related to purchases of replacement energy for nuclear plant outages in the second quarter.
  Other power-related costs increased $0.2 million.

Other items affecting 2004 results compared to 2003 included:

  During the second quarter, the Company received a $1.8 million income tax settlement related to an appeal for refund of an overpayment from an audit of tax years 1982 through 1984. This refund resulted in $1.1 million of additional income in 2004.
  Other factors that favorably affected 2004 compared to 2003 included the sale of CVEC's assets and franchise discussed in more detail in Discontinued Operations below; an insurance settlement in the second quarter of 2004; conservation and load management amortizations in 2003 versus no amortizations in 2004; lower interest expense on long-term debt mostly related to the August 2004 bond refinancing; and higher interest income from temporary cash investments.
  Per the PSB-approved Accounting Order described above, the Vermont utility's 2004 earnings were reduced by $2.3 million after-tax to achieve an 11 percent allowed rate of return. In 2003, the Vermont utility's earnings were reduced by $1.5 million after-tax to achieve a mandated earnings cap of 11 percent per the July 2001 PSB-approved rate order. The Company recorded related pre-tax regulatory liabilities, in both years, in the amount of $3.8 million in 2004 and $2.5 million in 2003 the use of which is being addressed in the Rate Case.
  Other factors that unfavorably affected 2004 compared to 2003 included, higher employee-related benefits such as pension, medical and other compensation costs; lower equity in earnings from Vermont Yankee due to interest income on the sale proceeds which were disbursed in the fourth quarter of 2003; and higher professional service costs related to our Sarbanes-Oxley readiness project, the bond refinancing and the Rate Case.

Non-utility Business
Catamount's 2004 earnings totaled $3.6 million, including $2.9 million of net income tax benefits and $1.5 million of after-tax gains associated with the sales of the Fibrothetford, Rupert and Glenns Ferry investment interests. Also included was a fee associated with Catamount's United Kingdom development effort. Additionally, year to date 2004 earnings as compared to the same period last year includes lower business development expenditures and interest expense on debt offset by lower equity earnings from several equity investments, interest income, realized foreign currency gains and a $0.2 million asset impairment related to Catamount's German wind project investments.

Catamount's 2003 earnings were $0.7 million, including a $2.3 million reduction of income tax valuation allowances associated with previously recorded equity losses resulting from asset impairment for the Fibrothetford, Rupert and Glenns Ferry investments. The 2003 reduction in income tax valuation allowances resulted from a benefit in the consolidated federal income tax provision due to management's best estimate that the Company would receive capital gains treatment on the CVEC sale.

Quarterly Performance Summary

Utility Business - Continuing Operations
Operating revenues decreased $1.4 million pre-tax, or 1.8 percent, due to the following factors:

  The Jan. 1, 2004 termination of the CVEC power contract decreased wholesale revenue by $2.3 million.
  Resale revenue increased $0.2 million due to higher average prices, partially offset by fewer sales.
  Retail and firm sales increased $1.4 million primarily due to a 2.5 percent increase in sales volume resulting from colder weather in 2004 versus the same period in 2003.
  Other operating revenues decreased $0.6 million primarily due to higher pole attachment revenue recorded in the fourth quarter of 2003, partially offset by higher transmission revenue.

Purchased power expense decreased $1.1 million pre-tax, or 2.9 percent, primarily due to lower output from Independent Power Producers.

Other factors that favorably affected 2004 versus 2003 included: lower interest expense due to the August 2004 bond refinancing; lower service restoration costs due to fewer storms in 2004 versus 2003; and higher interest income from temporary cash investments.

Other factors that unfavorably affected 2004 versus 2003 included: higher employee-related benefit costs such as pension, retiree medical and other compensation costs; lower equity earnings from Vermont Yankee; and higher professional service costs related to the Sarbanes-Oxley readiness project, the Rate Case and general legal expenses. Also, a reduction in the Vermont utility's earnings in excess of an 11 percent ROE as described above.

Non-utility Business
Catamount's fourth quarter 2004 earnings totaled $1.6 million primarily related to the realization of $2.5 million of income tax benefits associated with the sale of Catamount's ownership interest in Fibrothetford. Absent these income tax benefits, Catamount's operations resulted in a loss of $0.9 million compared to a loss of $0.2 million in the fourth quarter 2003 primarily due to lower equity earnings from several investments partially offset by lower business development expenses and the pre-tax gain on the sale of Catamount's ownership interest in Fibrothetford.

Discontinued Operations
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, CVEC is presented as discontinued operations for all periods presented. The Company began presenting CVEC as discontinued operations in the second quarter of 2003, when the sale became probable. For presentation purposes, 2003 results are restated to reflect CVEC as discontinued operations.

Cash proceeds from the January 1, 2004 asset sale totaled about $30 million, of which $9 million represented the net book value of CVEC's plant assets. On January 1, 2004, as a condition of the sale, CVEC paid the Company $21 million to terminate its long-term wholesale power contract. The sale and contract termination resolved all CVEC restructuring litigation in New Hampshire and the Company's stranded cost litigation at the Federal Energy Regulatory Commission.

In 2004 discontinued operations contributed $12.3 million, or $1.00 per diluted share of common stock, to consolidated earnings. This reflects a $12.3 million after-tax gain on disposal of discontinued operations related to the January 1, 2004 sale. In 2003, discontinued operations contributed $1.4 million, or 12 cents per diluted share of common stock, to consolidated earnings. Discontinued operations resulted in a nominal loss in the fourth quarter of 2004 compared to fourth quarter 2003 earnings of $0.4 million, or 3 cents per diluted share of common stock.

For accounting purposes, components of the CVEC transaction are recorded in both continuing and discontinued operations in the consolidated income statement. The gain on the asset sale, net of tax, totaled $12.3 million, but CV recorded a loss on power costs, net of tax, of $8.4 million relating to termination of the power contract between CV and CVEC. When the two accounting transactions are combined to assess the total impact of the transaction, the result is a gain of $3.8 million, or 31 cents per diluted share of common stock.

2005 Financial Outlook

As a result of the Company's pending Rate Case, the outcome of which will have a significant impact on the Company's financial outlook in 2005, earnings guidance will be provided in the first quarter earnings release and conference call in April.

About CV

CV is Vermont's largest electric utility, serving about 150,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a current focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements

Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators and the outcome of our pending Rate Case, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation Earnings per Diluted Share Reconciliation Fourth quarter 2004 vs. fourth quarter 2003:

2003 Earnings per diluted share		$.37

Year over Year Effects on Earnings:
Catamount - higher earnings	.15
Higher retail and firm sales	.07
Lower purchased power costs	.05
Higher resale sales	.01
Lower other operating revenue	(.03)
Discontinued operations	(.03)
Vermont utility allowed rate of return at 11 percent	(.06)
Other	(.08)
RS-2 power contract termination	(.11)
Subtotal		(.03)
		$.34
2004 Earnings per diluted share

Twelve months ended 2004 vs. twelve months ended 2003:

2003 Earnings per diluted share		$1.53

Year over Year Effects on Earnings:
Catamount higher earnings	.23
Higher retail and firm sales	.18
IRS tax settlement received in the second quarter of 2004	.09
Higher resale sales	.09
Lower purchase power costs - excluding SFAS No. 5 loss accrual	.08
Higher other operating revenue	.04
Other	.03
Vermont utility allowed rate of return at 11 percent	(.06)
Discontinued operations - 2003	(.12)
RS-2 power contract termination	(.50)
Subtotal		.06

Net impact of CVEC sale:
Gain on discontinued operations	1.00
SFAS No. 5 loss accrual - termination of power contract	(.69)
Subtotal		.31

2004 Earnings per diluted share		$1.90

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003
UTILITY OPERATING DATA
Retail and firm sales (mWh)	580,431	566,061	2,246,237	2,203,165

Operating revenues:
Retail and firm sales	$69,554	$68,179	$267,453	$263,654
Resale sales	6,160	5,958	26,507	24,587
RS-2 power contract	-	2,330	-	10,409
Other operating revenue	1,997	2,644	8,240	7,364
Total operating revenues	$77,711	$79,111	$302,200	$306,014

Operating expenses:
Purchased power	37,737	$38,865	$165,651	$152,994
Other operating expense	36,249	34,773	123,670	129,001
Total operating expenses	$73,986	$73,638	$289,321	$281,995

NET INCOME AND COMMON STOCK
Income from continuing operations	$3,850	$4,410	$11,415	$18,355
Income (loss) from discontinued operations, net of taxes	(14)	412	12,340	1,446
Net Income	3,836	4,822	23,755	19,801
Preferred stock dividend requirements	(407)	299	368	1,198
Earnings available for common stock	$4,243	$4,523	$23,387	$18,603

Average shares of common stock outstanding:
Basic	12,176,059	11,965,468	12,118,048	11,878,255
Diluted	12,378,095	12,253,353	12,305,619	12,119,553

Earnings per share of common stock - basic:
Continuing operations	$.35	$.35	$.91	$1.45
Discontinued operations	-	.03	1.02	.12
Earnings per share	$.35	$.38	$1.93	$1.57
Earnings per share of common stock - diluted:
Continuing operations	$.34	$.34	$.90	$1.41
Discontinued operations	-	.03	1.00	.12
Earnings per share	$.34	$.37	$1.90	$1.53

Dividends per share of common stock	$.23	$.22	$.92	$.88

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings per basic share of common stock	$.13	$(.02)	$.30	$.06
Earnings per diluted share of common stock	$.13	$(.02)	$.29	$.06

Eversant Corporation:
Earnings per basic and diluted share of common stock	$.00	$.01	$.03	$.04

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com